EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION ANNOUNCES SUCCESSION PLANNING CHANGES;
APPOINTS HILTON H. HOWELL, JR. AS CHAIRMAN OF THE BOARD

ATLANTA, Georgia, February 26, 2009 – Atlantic American Corporation (Nasdaq-AAME) today announced that, as a part of the Company’s regular succession planning, J. Mack Robinson, the Company’s Chairman of the Board of Directors, had resigned from that position effective February 24, 2009, and has assumed the role of Chairman Emeritus. In that role, he will continue to serve as a member of the Company’s Board of Directors. Hilton H. Howell, Jr., the Company’s President and Chief Executive Officer and a member of the Board of Directors, has assumed the title of Chairman of the Board of Directors.

Commenting on the change, Mr. Howell stated, “On behalf of everyone at Atlantic American Corporation, I would like to thank Mack for his dedication and many years of service as our Chairman. As a result of Mack’s leadership over the past 35 years, the Company has seen tremendous growth and success, and we look forward to Mack’s continued contributions to the Company’s success in his new role.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501